CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2015 Annual Report to Shareholders of JPMorgan Diversified Return Emerging Markets Equity ETF, JPMorgan Diversified Return Global Equity ETF, JPMorgan Diversified Return International Equity ETF, and JPMorgan Diversified Return U.S. Equity ETF, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 25, 2016